Damien McDonald Offer Letter – Page 1 of 4

February 27, 2025

Mr. Damien McDonald
Via Email

Strictly private and confidential

Dear Damien,
Congratulations! We are very pleased to extend you an employment offer for the position of Chief Executive Officer, Enovis Corporation (“Enovis”), reporting to the Board of Directors of Enovis Corporation (the “Board”). This offer letter (the “Offer”) has been approved by the Board of Directors and is valid until March 7, 2025.

We look forward to having you as a part of our team, adding your skills, experiences and talent to our group. We believe Enovis is the type of organization that has the vision, culture and opportunities to further your career success and a tremendous opportunity to build long-term wealth in the growth and profitability of Enovis.

Term of Employment        We anticipate that you will begin employment on May 12, 2025 (the “Start Date”). The initial term of your employment will end on the third anniversary of the Start Date, unless terminated earlier in accordance with the Term and Severance section (the “Initial Term”). Following the expiration of the Initial Term, the Offer automatically extends for successive one (1) year periods (each, a “Renewal Term”), unless either party provides written notice of its intent not to renew at least sixty (60) days’ prior to the expiration of the Initial or Renewal Term, as applicable. The Initial Term and any applicable Renewal Terms are referred to as the “Employment Period”.

Board Service        We anticipate that you will be appointed as a member of the Board of Enovis immediately following Enovis’ 2025 Annual Meeting of Stockholders, which will occur on or around May 21, 2025, and serve in this capacity without additional compensation and in advance of the expiration of each term as a director, in due course, shall be nominated for election (and re-election) to the Board so long as you are serving as the Chief Executive Officer of Enovis and are eligible to be a member of the Board under applicable law or rules of the national securities exchange on which Enovis’ common stock is then listed, if any. Your continued membership on the Board shall be subject to election in accordance with the by-laws of Enovis and applicable law and shall not be considered a condition to your performance of your obligations hereunder, nor shall failure to be elected to the Board be considered a diminution of your duties, responsibilities, title, status, role or position. You agree to serve without additional compensation, if elected or appointed thereto, as a director or member of any of Enovis’ subsidiaries or affiliates and in one or more executive offices of any of Enovis’ subsidiaries or affiliates.

Base Salary    Your starting annual base salary will be US$1,000,000.00 payable bi-weekly. The base salary shall be reviewed by the Compensation and Human Capital Management Committee of the Board (the “CHCMC”) on an annual basis and may be increased upon the recommendation of the CHCMC and approval of the Board.

Annual Cash Bonus    You will be eligible to participate in our Annual Incentive Plan (“AIP”) with a target of 125% of your base salary. The actual AIP payout is based on the achievement of Enovis financial performance metrics and other factors determined by the Board annually. Your 2025 AIP award will be pro-rated for a partial year of employment based on your Start Date.

Enovis Corporation 2711 Centerville Road Suite 400 Wilmington, DE 19808 Enoviscorp.com

Damien McDonald Offer Letter – Page 2 of 4

Equity Awards    Subject to Board approval and compliance with NYSE requirements, you will be provided a one-time new hire equity award of $6.5m under the Enovis 2020 Omnibus Incentive Plan (as amended, the “Omnibus Plan”), issued half in RSUs and half in PSUs, also substantially pursuant to the terms set forth in the form RSU award agreement attached hereto as Exhibit A and the form PSU award agreement attached hereto as Exhibit B, and pursuant to performance goals as determined by the Board, in its sole discretion, subject to you executing grant agreements and all limitations and restrictions set forth therein.
    The number of RSUs and PSUs issued to you will be determined based upon the 20 day trailing closing price on your Start Date and any amount that would result in a fractional share of Enovis stock may, in Enovis’ sole discretion, be rounded to the nearest whole share.

You will be eligible for future annual equity grants starting in 2026 based on your position and performance in accordance with the Omnibus Plan and our equity guidelines. The amount, terms and conditions of any equity-based award will be determined by the Board or the Compensation Committee of the Board, in its sole discretion, in accordance with the terms of the Omnibus Plan or other equity incentive plan in effect from time to time.

Equity Ownership    You shall comply with Enovis’ stock ownership guidelines as may be in effect from time to time.

401(k)    You will have the opportunity to participate in the Enovis 401(k) Savings Plan Plus with matching contributions. Enovis matches 100% of the first 4% that you contribute, and these matching contributions vest immediately. Enovis reserves the right to modify the 401(k) Savings PlanPlus in its sole discretion.

Relocation    You will relocate to Lewisville, Texas within six months of the Start Date, and we understand that the rest of your immediate family intends to join you within three months after your oldest child graduates from high school and you have sold your current primary residence. Your and your family’s moves will be eligible for Enovis’ relocation managed by our relocation vendor and as detailed in our relocation guide. Please note that your relocation may or may not be taxable, in whole or in part, and that Enovis does not gross-up for relocation expenses or provide loans to officers. Please see the relocation guide for additional restrictions and requirements that will apply, including reimbursement by you of expenses if your employment is terminated within a period of time, subject to the exceptions set forth in the following paragraph.

You and your family shall be eligible for two reimbursed home-finding trips from the UK to the United States, including business class airfare for you and your family. In addition, if your employment is terminated by Enovis without “Cause” or you terminate your employment for “Good Reason” (as such terms are defined below) prior to obtaining permanent resident status in the US, Enovis shall reimburse you and your family for the costs of relocation back to the UK, including business class airfare for you and your family and shipment of your household goods.

Health Benefits    You and your family will be eligible to participate in the health & welfare benefits including medical, dental, vision, short term and long-term disability, life and accidental death and dismemberment insurance. The benefits are effective on your Start Date.

Perquisites    You will be eligible for a reimbursement of up to $20,000 annually for financial planning and/or tax preparation expenses on your behalf.

Enovis Corporation 2711 Centerville Road Suite 400 Wilmington, DE 19808 Enoviscorp.com

Damien McDonald Offer Letter – Page 3 of 4
    You will be eligible for a reimbursement of up to $6,000 annually for an executive health physical on your behalf.

    You will be eligible for executive long-term disability insurance which shall provide benefits at 65% of your base salary up to an additional $12,500 per month.

    You are eligible for up to $20,000 for a reimbursement of legal fees associated with a review of the documents related to your offer of employment.

    You will be eligible for up to $250,000 annual value, as paid by the Company, for personal use of a private plane.

Vacation & Holidays    You will be eligible for paid time off in accordance with the policies of Enovis in effect, subject to the conditions as they may be established or changed from time to time by Enovis’ sole discretion.

Term & Severance    During the Employment Period, this Offer and your employment may be terminated at any time as follows (capitalized terms in this section shall be as defined in the Severance Plan): (i) by Enovis if you die or become Disabled; (ii) by Enovis for Cause immediately upon notice; (iii) by Enovis without Cause upon sixty (60) days’ written notice; (iv) by you for Good Reason; or (v) by you, voluntarily, at any time; provided that you agree to give Enovis not less than sixty (60) days written notice of your resignation unless such notice period is waived by Enovis.

    You are eligible for the current Enovis Executive Officer Severance Plan (the “Severance Plan”) (capitalized terms in this section shall be as defined in the Severance Plan). However, notwithstanding any provision to the contrary in the Severance Plan, in the event your employment is terminated involuntarily not for Cause or you resign for Good Reason, you will instead receive, subject to other compliance requirements of the Severance Plan including but not limited to the Covenant and Release Requirements, (i) if the termination date occurs within one (1) year following the Start Date, an amount equal to twelve (12) months of your current base salary plus the target bonus under the AIP or (ii) if the termination date occurs after the one (1) year anniversary of the Start Date, an amount equal to two (2) times your base salary as of the date of termination plus two (2) times the target bonus under the AIP.

Clawback     You hereby acknowledge and agree, as an officer, that you are subject to the terms and conditions of Enovis’ clawback policy as in effect from time to time (including potential recoupment thereunder), a current copy of which may be requested from Enovis at any time, and the terms and conditions of which are hereby incorporated by reference into this Offer.

Restrictive Covenants    You agree that you will enter into a Restrictive Covenant Agreement attached hereto as Exhibit C which contains an intellectual property assignment, a two year non-compete agreement in the US and any other country where the Company completes and a two year customer and employee non-solicit.

Arbitration    You will enter into the arbitration agreement attached hereto as Exhibit D.

Change in Control    You will enter into the change in control agreement attached hereto as Exhibit E.

Indemnification/Insurance    You shall be covered by Enovis’ director and officer insurance policy, and will also enter into Enovis’ form of indemnification agreement for directors and executive officers, attached hereto as Exhibit F.

Enovis Corporation 2711 Centerville Road Suite 400 Wilmington, DE 19808 Enoviscorp.com

Damien McDonald Offer Letter – Page 4 of 4

In accordance with Enovis policy, this Offer is contingent upon successful receipt of a visa that permits you to legally work in the United States, satisfactory completion of our standard background check for executive hires, and acceptance of the confidentiality agreement and code of conduct.

We look forward to having you join us. It will be an excellent opportunity to work together to take the business to the next level of growth and success!

Sincerely, /s/ Patricia Lang _____________________________________	ACKNOWLEGED & ACCEPTED: /s/ Damien McDonald February 27, 2025
Patricia Lang Senior Vice President and Chief Human Resources Officer Enovis Corporation	Damien McDonald	Date

Enovis Corporation 2711 Centerville Road Suite 400 Wilmington, DE 19808 Enoviscorp.com